                    SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
                 Exchange Act of 1934 (Amendment No.    )

Check the appropriate box:
[   ]     Preliminary Information Statement
[   ]     Confidential, for Use of the Commission Only (as
          permitted by Rule 14c-5(d)(2))
[X]      Definitive Information Statement


                    CENTRAL TELEPHONE COMPANY
            (Name of Registrant as Specified In Charter)


Payment of Filing Fee (Check the appropriate box):
[X]     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14c-5(g).
[   ]     Fee Computed on table below per Exchange Act Rules 14c-
          5(g) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
         (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:


[   ]     Fee paid previously with preliminary materials.

[   ]     Check box if any part of the fee is offset as provided
by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

NOTICE OF 1995 ANNUAL MEETING
AND INFORMATION STATEMENT



CENTRAL TELEPHONE COMPANY
2330 SHAWNEE MISSION PARKWAY
WESTWOOD, KANSAS 66205



To Our Shareowners:

     The Central Telephone Company Annual Meeting of Shareowners will be held at the offices of Sprint Corporation located at 2330
Shawnee Mission Parkway, Westwood, Kansas 66205, on Thursday,
November 9, 1995 at 9:00 A.M.

     The enclosed notice of the meeting and Information Statement contain detailed information about the business to be transacted at the meeting.


                                                      Very truly yours,



                                                       D. Wayne Peterson
                                                       Chief Executive Officer

October 18, 1995

NOTICE OF MEETING


     The Annual Meeting of Shareowners of Central Telephone
Company will be held at the offices of Sprint Corporation, 2330
Shawnee Mission Parkway, Westwood, Kansas 66205, on Thursday,
November 9, 1995 at 9:00 A.M. to:

1.   Elect seven Directors;

2. Transact such other business as may properly come before the meeting.

     Shareowners of record at the close of business on September
21, 1995, will be entitled to vote.


                                            By Order of the Board of Directors



                                            Marion W. O'Neill
                                            Secretary

October 18, 1995

CENTRAL TELEPHONE COMPANY
2330 SHAWNEE MISSION PARKWAY
WESTWOOD, KANSAS 66205





                                     Information Statement


        We Are Not Asking You for a Proxy and You Are Requested Not To Send Us a Proxy

     This Information Statement is furnished in connection with the Annual Meeting of Shareowners of Central Telephone Company
(the "Company") to be held on November 9, 1995. This Information Statement and the accompanying Notice of Meeting, and the Company's Annual Report on Form 10-K for the year ended December 31, 1994, are being mailed to Shareowners beginning on October 18, 1995.

     On December 2, 1992, Centel Corporation (Centel) shareowners approved an Agreement and Plan of Merger providing for the merger of F W Sub Inc., a wholly-owned subsidiary of Sprint Corporation (Sprint), with and into Centel (the Merger). As a result of the Merger, which became effective March 9, 1993, Centel became a wholly-owned subsidiary of Sprint. Centel owns 2,250,000 shares of common stock of the Company, which is all of the common stock of the Company and represents approximately 92.4% of the voting power.


                                 Election of Directors

     The Board of Directors is presently composed of seven Directors. Seven Directors are to be elected for a term of one year, subject to the Company's bylaws. Centel intends to vote all 2,250,000 shares of the Company's common stock which it holds for the nominees, thus ensuring their election. All nominees are now serving as Directors of the Company. Management knows of no reason why any nominee would decline or be unable to serve.
These nominees have been selected by the Board of Directors. The seven Directors who are to be elected are paid no compensation for serving as a Director. The nominees are as follows:

     Stephen M. Bailor - Mr. Bailor, 51, has been Vice President since 1993. Mr. Bailor served as Vice President and Controller of the Company from 1989 to 1993. He has also served as Vice President-Financial and Local Billing Services of Sprint's Finance Division since 1993. Mr. Bailor has been a Director since 1993.

     Don A. Jensen - Mr. Jensen, 60, has been Vice President-
Assistant Secretary since 1993.  He has also served as Vice
President and Secretary of Sprint since 1975. Mr. Jensen has been a Director since 1993.

     Dianne Jett - Ms. Jett, 46, has been President of the
Company's Nevada Division since 1993.  From 1989 to 1993, she was
General Regulatory Manager of the Company's Nevada Division.  Ms.
Jett has been a Director since 1993.

     William E. McDonald - Mr. McDonald, 53, has been President of the Company's North Carolina Division since 1993. He has also served as President of the other four companies comprising the Mid-Atlantic Group of local exchange companies of Sprint since 1993. From 1988 to 1993, he served as President of the two companies comprising the Eastern Group of local exchange companies of Sprint. Mr. McDonald has been a Director since 1993.

     D. Wayne Peterson - Mr. Peterson, 59, has been President and Chief Executive Officer since 1993. He has also served as President-Local Telecommunications Division of Sprint since 1993. From 1980 to 1993, he served as President of Carolina Telephone and Telegraph Company, a subsidiary of Sprint. Mr. Peterson has been a Director since 1993.

     M. Jeannine Strandjord - Ms. Strandjord, 49, has been Vice President-Treasurer since 1993. She has also served as Senior Vice President and Treasurer of Sprint since 1990. She served as Vice President and Controller of Sprint from 1986 to 1990. Ms. Strandjord has been a Director since 1993.

     Alan J. Sykes - Mr. Sykes, 48, has been Vice President of
Revenues of Sprint's Local Telecommunications Division since
1987.  Mr. Sykes has been a Director since 1993.

               Beneficial Ownership of Shares of Directors
                           and Executive Officers

     The following table sets forth information as of December 31, 1994, with respect to the shares of Sprint common stock owned by each current Director, each of the executive officers named in the executive compensation tables, and by all Directors and executive officers as a group. No Director or executive officer owns any equity security of the Company.




                                                           Sprint Common Stock
   Name of Individual or                         Beneficially Owned (1)
      Identity of Group                            Number of Shares


Stephen M. Bailor                                 49,543 (2)(3)
Don A. Jensen                                      39,341 (2)
Dianne Jett                                           18,954 (2)
William E. McDonald                            71,350 (2)
D. Wayne Peterson                              87,343 (2)
M. Jeannine Strandjord                        53,530 (2)
Alan J. Sykes                                       32,707 (2)(3)
All Directors and executive officers
     as a group (12 persons)                 656,364 (2)(4)
___________
Notes:

<F1>  Unless otherwise noted, the persons for whom the information is provided had sole voting and investment power over the shares of stock shown as beneficially owned.
<F2>  Includes shares which may be acquired upon the exercise of stock options exercisable on or within 60 days after December 31, 1994, under Sprint's stock option plans as follows: 39,117, 19,359, 3,733, 53,250, 45,403, 40,250 and
         26,500 shares for Mr. Bailor, Mr. Jensen, Ms. Jett, Mr. McDonald, Mr. Peterson, Ms. Strandjord and Mr. Sykes, respectively, and 463,601 shares for all Directors and executive officers as a group.
<F3>  Includes shares held by or for the benefit of family members in which beneficial ownership has been disclaimed: 1,095 shares held by Mr. Bailor as custodian for his daughters, and 89 shares held by Mr. Sykes as custodian for his son.
<F4>  Represents less than 1% of class.


                           Meetings and Committees

     The Board of Directors took action during 1994 by unanimous written consent but otherwise held no meetings during the year. The Board has two committees which have all the powers of the Board, with certain exceptions, to take action between meetings of the Board. The Executive Committee of the Nevada Division has such powers with respect to the business and property of the Nevada Division and the Executive Committee of the North Carolina Division has such powers with respect to the business and property of the North Carolina Division.

     All of the Directors are employees of Sprint subsidiaries and receive no compensation for serving in their capacity as Director of the Company.

                            Executive Compensation

     The following tables set forth the annual compensation of the Chief Executive Officer of the Company and the other executive officers of the Company who earned at least $100,000 in salary and bonus for services to the Company and its subsidiaries during 1994 (the Named Officers).

                       Summary Compensation Table

     The following table reflects the cash and non-cash compensation for the Named Officers. Annual salary and bonus amounts shown are amounts allocated to the Company by Sprint.
The individuals designated as Named Officers also had responsibilities during 1994 relating to Sprint, Centel and other subsidiaries of Sprint and Centel. Except for amounts shown in the "Salary" and "Bonus" columns, the compensation stated reflects all compensation earned by the individuals in all his or her capacities with Sprint, Centel, and their subsidiaries.

                                                              Annual Compensation

                                                    _______________________________


			                         		    Other
                                					    Annual
Name and Principal					    Compen-
     Position                        Year     Salary        Bonus         sation
                                                       ($)             ($)               ($)
_________________         _____    ________   ________    ___________


D. Wayne Peterson <F2>   1994     67,412       69,714         36,426   <F3>
   Chief Executive 	    1993     27,985       19,762         24,166
     Officer

Diane Jett <F5>		    1994   162,598      117,419                0
  President -                       1993     74,808        41,156         4,587
  Nevada Division


William E. McDonald <F6> 1994    64,220        41,321        44,357   <F7>
  President - North              1993    21,121        14,229        10,286
  Carolina Division




                                                             Long-Term Compensation

                                                ____________________________________

				                Awards                      Payouts
                          	  	_______________________   ___________


					               Securities
		                          Restricted          Underly-
				     Stock               ing             LTIP
Name and Principal                       Award(s)         Options/        Payouts
     Position                       Year          ($)                SARs            ($)
						      (#)
_________________         _____   ________         ________    ___________


D. Wayne Peterson <F2>   1994              0            94,970         107,633
   Chief Executive 	    1993    372,500 <F4>   11,000           89,783
       Officer

Diane Jett <F5>		    1994               0             5,000                    0
  President -                       1993               0             5,000                    0
  Nevada Division


William E. McDonald <F6> 1994               0           14,000           66,048
  President - North              1993               0           11,000           61,098
  Carolina Division



                                                              All
 				          Other
				        Compen-
Name and Principal                              sation
     Position                      Year            ($)<F1>

_________________       _____         __________


D. Wayne Peterson <F2>  1994           35,780
   Chief Executive 	   1993            42,431
       Officer

Diane Jett <F5>		    1994             4,519
  President -                       1993             6,060
  Nevada Division


William E. McDonald <F6> 1994           79,659
  President - North              1993           12,874
  Carolina Division

____________
Notes:

<F1> Consists of the following amounts for 1994:  (a) $6,195,
        $4,080 and $5,503 contributed on behalf of Mr. Peterson, Ms. Jett and Mr. McDonald, respectively, as company contributions under Sprint's Retirement Savings Plan; (b) $439 in dividends on Centel Employees' Stock Ownership Plan shares for Ms. Jett;
        (c) $28,935 and $65,911 in relocation expenses for Mr. Peterson and Mr. McDonald, respectively; (d) $650 and $8,245 for Mr. Peterson and Mr. McDonald, respectively, representing the portion of interest credits on deferred compensation accounts under Sprint's Executive Deferred Compensation Plan that are deemed by Securities and Exchange Commission (SEC) rules to be at above-market rates.
<F2> Mr. Peterson first became an executive officer of the
        Company on September 28, 1993.
<F3> Includes the cost of providing tax and financial services of $9,625 and automobile allowance of $12,500.
<F4> The value of the restricted stock shown is based on the closing price of Sprint common stock on October 20, 1993, the date of the grant. As of December 31, 1994, Mr. Peterson held 10,000 restricted shares valued at $276,250, based on the closing price of Sprint common stock on December 31, 1994, equal to $27.625. Mr. Peterson has the right to vote and receive dividends on the restricted shares. Twenty-five percent of the award vests on July 12, 1996, 25% on July 12, 1997, and 50% on July 12, 1998.
<F5> Ms. Jett first became an executive officer of the Company on
        March 9, 1993.
<F6> Mr. McDonald first became an executive officer of the
        Company on September 28, 1993.
<F7> Includes the cost of providing club memberships of
        $12,110 and automobile allowance of $12,000.



                           Option Grants

    The following table summarizes options granted to the Named Officers during 1994 for the purchase of shares of Sprint common stock under Sprint's stock option plans. The option grants relate to compensation earned by the Named Officers for all responsibilities with Sprint, Centel and their subsidiaries. The amounts shown as potential realizable values on these options are based on arbitrarily assumed annualized rates of appreciation in the price of Sprint common stock of five percent and ten percent over the term of the options, as set forth in SEC rules. The Named Officers will realize no gain on these options without an increase in the price of Sprint common stock. No stock appreciation rights were granted during 1994.




                      Option Grants in Last Fiscal Year


                                                                    % of Total
			    Number of               Options
			    Securities              Granted to          Exercise
                                 Underlying Options      Employees in      Base Price
           Name                Granted (#)<F1>        Fiscal Year            ($/Sh)

           _________      ________________    _____________  __________


D. Wayne Peterson    30,000                       1.1%                  $36.6875
                                   30,000                      1.1%                    35.8125
                                     1,892                      0.1%                    36.5625
                                     3,525                      0.1%                    36.5625
                                     4,041                      0.1%                    36.5625
                                     4,895                      0.2%                    36.5625
                                     3,512                      0.1%                    32.1875
                                   10,444                      0.4%                    32.1875
                                     6,661                      0.2%                    32.1875
Dianne Jett                    5,000                      0.2%                   36.6875
William E. McDonald   14,000                      0.5%                    36.6875






						Potential Realizable
						Value at Assumed
						Annual Rates of Stock
						Price Appreciation for
                                     Expiration                      Option Term <F2>
           Name                     Date                   0%         5%               10%

           _________        ___________    _____________________________


D. Wayne Peterson          02/11/04               $0         $692,177      $1,754,113
                                        07/12/04  	        0            675,669       1,712,277
                                        04/23/95                 0                4,093             8,220
                                        04/22/96                 0              14,450           29,735
                                        04/13/97                 0              24,551           51,750
                                        02/12/98                 0              38,425           82,720
                                        02/12/98                 0              19,721           41,721
                                        02/17/99                 0              78,665         170,754
                                        02/15/01                 0              77,212         176,594
Dianne Jett                       02/11/04                0            115,363         292,352
William E. McDonald        02/11/04                0            323,016         818,586


_____
Notes:

<F1>  The first two grants shown for Mr. Peterson are option awards and the remaining grants are reload grants. Each grant for Ms. Jett and Mr. McDonald is an option award.

         Twenty-five percent of the first option grants shown for each Named Officer became exercisable on February 11, 1995, and an additional 25% will become exercisable on February 11 of each of the three successive years. The second option grant shown for Mr. Peterson will become exercisable on July 12, 1999. The option awards each have a reload feature.

         A reload option is an option granted when an optionee exercises a stock option and makes payment of the purchase price using shares of previously owned Sprint common stock. A reload option is granted for the number of shares equal to the number of shares utilized in payment of the purchase price and tax withholding, if any. The option price for a reload option is equal to the market price of Sprint common stock on the date of exercise of the original option. The expiration date of a reload option is the same as the expiration date of the option that was exercised. A reload option becomes exercisable one year from the date the original option was exercised, provided the shares acquired on the exercise of the original option are held by the optionee for at least six months.

<F2> The dollar amounts in these columns are the result of
        calculations at the five percent and ten percent rates set by the SEC and are not intended to forecast future appreciation of Sprint common stock.


              Option Exercises and Fiscal Year-End Values

    The following table summarizes the net value realized on the exercise of options in 1994, and the value of the outstanding options at December 31, 1994, for the Named Officers.



               Aggregated Option Exercises in 1994
                   and Year-end Option Values



                               Shares Acquired     Value Realized
        Name                  on Exercise(#)        <F1>($)


D. Wayne Peterson              45,650              $704,188
Diane Jett                                     0                          0
William E. McDonald                    0                           0



                                       Number of Securities
                                    Underlying Unexercised
                                       Options at 12/31/94
                        _________________________________
                                   Exercisable         Unexercisable
        Name                       (#)                       (#)


D. Wayne Peterson      18,050               11,470
Diane Jett                      2,483                 8,750
William E. McDonald    45,750               28,250



                                     Value of Unexercised
                                          In-the-Money
                                    Options at 12/31/94<F2>
                        _________________________________
                                   Exercisable         Unexercisable
        Name                        ($)                       ($)


D. Wayne Peterson       $11,419            $14,953
Diane Jett                                0                       0
William E. McDonald     259,375             10,875

__________
Notes:

<F1>  The value realized upon exercise of an option is the
         difference between the fair market value of the shares of Sprint common stock received upon the exercise, valued on the exercise date, and the exercise price paid.
<F2>  The value of unexercised, in-the-money options is the
         difference between the exercise price of the options and the fair market value of Sprint common stock at December 31, 1994 ($27.625).




                    Long-Term Incentive Plan Awards

     The following table represents awards to the Named Officers (relating to all their responsibilities with Sprint, Centel and their subsidiaries) under Sprint's long-term incentive plan which, subject to Sprint's right to amend the plan at any time prior to the approval of payouts by the Organization and Compensation Committee of Sprint's Board of Directors, can be earned by the achievement of certain financial objectives over the three year period ending December 31, 1996. Payouts of awards (which represent items of compensation attributable to Sprint as a whole) are tied to achieving certain non-financial business objectives for the local Operating Telephone Company and specified levels of performance criteria, based on certain financial objectives, within the Long Distance Division (LDD), the Local Telecommunications Division (LTD), the local Operating Telephone Company (OTC) and the Cellular Division. The relative weight given to the performance criteria of these divisions in computing an executive's payout is based on the executive's responsibilities with Sprint.

     The portion of the payout applicable to the LDD is tied to achieving specified levels of operating margin and net collectible revenue growth. The portion of the payout applicable to the LTD and the OTC is tied to achieving specified levels of earnings before interest, taxes and depreciation as a percent of net revenues, and return on assets. The portion of the payout applicable to the Cellular Division is tied to achieving specified levels of operating income and net collectible revenue. The target amount will be earned if 100% of the targeted levels of such criteria is achieved and an award payout will not be earned for the portion of the payout applicable to the LDD criteria for performance below the threshold.

     The portion of the payout applicable to the OTC nonfinancial business objectives is tied to efforts and results in the regulatory area and in improvements in employee attitude survey results.

     The calculated payout, based on the achievement of the above financial criteria, is adjusted (increased or decreased) by the percent change in the market price of Sprint common stock as determined by the change in the average of the high and low prices on January 1, 1994 and December 31, 1996. If stock price increases over the three-year performance period, the payout is adjusted by the percentage increase in stock price. Conversely, if the stock price decreases over the three-year performance period, the payout is reduced by the percentage decrease in stock price. Upon approval of the payouts by the Organization and Compensation Committee, each payout will be paid as specified by the executive in restricted or unrestricted shares of Sprint common stock, or deferred under the Executive Deferred Compensation Plan.



             Long-Term Incentive Plans - Awards in Last Fiscal Year

                                                           Estimated Future Payouts
                                                    under Non-Stock Price Based Plans<F1>
                                                        ______________________________

                                  Performance
                                    or Other
                                  Period Until
                                  Maturation or       Threshold    Target        Maximum
         Name                    Payout                 ($)            ($)               ($)


D. Wayne Peterson     1/1/94-12/31/96    $27,278     $109,110    $186,305
Dianne Jett                  1/1/94-12/31/96      10,100         40,400       65,165
William E. McDonald   1/1/94-12/31/96      17,044         68,175      109,966


_________

<F1>    Awards are based on a percentage of the Named
           Officers' average base salary midpoint over the three-year performance cycle which ends December 31, 1996. In calculating the average base salary midpoint, the table assumes the base salary midpoint for 1995 and 1996 will equal the 1994 base salary midpoint. In addition, the estimated future payouts shown assume that the average of the high and low price of Sprint common stock on December 31, 1996 will be the same as it was on January 1, 1994.


                                 Pension Plans

       Under the Sprint Retirement Pension Plan, employees earn a benefit equal to 1.5% of actual yearly salary and bonus. Prior to 1990, however, the Sprint plan provided pension benefits based on an employee's five highest consecutive years' compensation in the last ten years before retirement. The benefit was determined by taking 1.2% of the average compensation over such five year period plus .35% of such average compensation in excess of a certain amount ($23,400 in 1995) and multiplying the result by the individual's years of credited service. Employees who retire before the year 2000 will have their pension benefit calculated under both the new and old formulas and will receive the greater of the two benefits. Because the benefit for Mr. Peterson and Mr. McDonald is expected to be greater under the old formula, the table below reflects the estimated annual pension benefit payable to an individual retiring in 1994 at age 65 under the old formula. The amounts include all prospective benefits under Sprint's plans, whether tax-qualified or not. Mr. Peterson has an agreement with Sprint that if his employment is discontinued after July 31, 1996, through no fault of his own, he will not incur any penalty for early retirement.

   The following table reflects the estimated annual pension benefit payable to an individual retiring in 1995 at age 65. The amounts include all prospective benefits under Sprint's plans, whether tax-qualified or not.



                             Pension Plan Table



Remuneration<F1>                         Years of Service <F2>

                               15              20           25             30             35



$125,000                 $27,834     $37,112    $46,390    $55,668     $64,946
  150,000                   33,647       44,862      56,078      67,293      78,509
  175,000                   39,459       52,612      65,765      78,918      92,071
  200,000                   45,272       60,362      75,453      90,543    105,634
  225,000                   51,084       68,112      85,140    102,168    119,196
  250,000                   56,897       75,862      94,828    113,793    132,759
  275,000                   62,709       83,612    104,515    125,418    146,321
  300,000                   68,522       91,362    114,203    137,043    159,884

__________



<F1>   Compensation, for purposes of estimating a pension
          benefit, includes salary and bonus as reflected under Annual Compensation in the Summary Compensation Table. The calculation of benefits under the pension plans generally is based upon average compensation for the highest five consecutive years of the ten years preceding retirement.
<F2>   These amounts are straight life annuity amounts and would
          not be subject to reduction because of Social Security benefits. For purposes of estimating a pension benefit, the years of service credited are 37 years for Mr. Peterson and 27 years for Mr. McDonald.


      Ms. Jett's pension benefit is determined primarily by a career average formula and is not disclosed under the table above. Assuming she continues in her current position with the Company at current compensation levels and retires at age 65, her annual pension benefit payable would be approximately $102,025. This amount is a straight life annuity amount.


                      Employment Contracts

     Mr. Peterson has signed a non-competition agreement with Sprint which provides that he will not associate himself with a competitor for an 18-month period following termination of employment. In addition, the agreements provide that he will receive 18 months of compensation and benefits following an involuntary termination of employment.

     Sprint has a Key Management Benefit Plan providing for a survivor benefit in the event of the death of a participant or, in the alternative, a supplemental retirement benefit. Under the plan, if a participant dies prior to retirement, the participant's beneficiary will receive ten annual payments each equal to 25% of the participant's highest annual salary during the five-year period immediately prior to the time of death. If a participant dies after retiring or becoming permanently disabled, the participant's beneficiary will receive a benefit equal to 300% (or a reduced percentage if the participant retires before age 60) of the participant's highest annual salary during the five-year period immediately prior to the time of retirement or disability, payable either in a lump sum or in installments at the election of the participant. Prior to reaching age 60 and at least 13 months before retirement, a participant may elect a supplemental retirement benefit in lieu of all or a portion of the survivor benefit. Messrs. Peterson and McDonald are participants in the plan.


     Compensation Committee Report on Executive Compensation

      All of the Company's executive officers at December 31, 1994, received compensation reflecting their contributions to the entire Sprint organization. (The portion of compensation that was attributable to the executive officers' services to the Company and its subsidiaries was allocated to the Company in accordance with regulatory standards.) Decisions regarding the post-Merger compensation of executive officers of the Company were made by the Organization and Compensation Committee of the Board of Directors of Sprint (the Committee). Accordingly, the Committee is furnishing the following report on executive compensation.

      The principal responsibilities of the Committee, as they relate to the Company, are to: (a) assess and appraise the performance of executive management; (b) recommend to the Board of Directors of Sprint base salaries, incentive compensation and other benefits for the key officers; (c) counsel and advise management on plans for orderly development and succession of executive management; (d) take any and all action required or permitted to be taken by the Board of Directors under the stock option and restricted stock plans, stock purchase plans, incentive compensation plans and the deferred compensation plans of Sprint in which executives of the Company participate; and (e) review recommendations for major changes in compensation and benefit and retirement plans which have application to significant numbers of Sprint's and its subsidiaries' total employees and which require review or approval of Sprint's Board of Directors.

      Sprint's compensation philosophy is to link, by using specific objectives, executives' compensation to the short-term and long-term performance of Sprint and its subsidiaries so as to maximize long-term Shareowner value. Sprint's executive compensation program consists of four elements: (1) base salary, (2) short-term incentive compensation, (3) long-term incentive compensation and (4) stock options. To develop a competitive compensation package, both base salary and total compensation (i.e., the sum of all four elements) are compared to a defined competitive group. This comparison group is composed of approximately 140 companies similar to Sprint in size as measured by annual sales.
The Committee believes that the comparison group accurately reflects the market in which Sprint and its subsidiaries compete for executive talent. The Committee's policy is to target base salaries at the 50th percentile for base pay of similar positions within the comparison group, and total compensation at the 75th percentile provided certain performance objectives are achieved.

      Base Salary. Each year the Committee makes a recommendation to the Board establishing base pay for all executive officers of Sprint and most of its subsidiaries, including the Company.
Merit increases are based on individual performance over the previous year and are consistent with the policy to pay base salaries approximating the median of the comparison group.

      Short-Term Incentive Plans. Sprint's Management Incentive Plan is a performance-driven short-term, annual incentive plan designed to promote the near-term objectives of the organization. Target incentive opportunity is based on job level and potential impact on organization results. Seventy-five percent of the payout was based on the achievement of seven financial objectives -- three for the Local Telecommunications Division (LTD) and two for each of the Long Distance Division (LDD) and the Cellular Division. For each objective, targets were established and compared to actual 1994 financial results. The relative weights assigned to the objectives depended on an executive's responsibilities with Sprint. The objectives for the LTD related to regulated operating income, cash generation and nonregulated operating income. The objectives for the LDD related to operating income and net collectible revenue growth relative to market growth. The objectives for the Cellular Division related to operating income and net collectible revenue.

     Twenty-five percent to 30% of the Sprint plan payout was based on the achievement of certain personal objectives in 1994. Based on the results of the financial objectives described above, and the achievement of their personal objectives, the Company's executive officers earned payouts on average of 118.0% of target. Mr. Peterson's payout was based on the financial results described above using relative weights for objectives by division as follows: 50% for the LTD, 15% for the LDD, and 10% for the Cellular Division. Mr. Peterson's payout was also based 25% of the accomplishment of his personal objectives. Based on these factors, Mr. Peterson earned a payout of 121.3% of target.

     Long-Term Incentive Plan.  Sprint's Long-Term Incentive Plan
(LTIP) is a three-year performance-driven incentive plan designed to promote the long-term objectives of the organization. Key employees who are in a position to make a substantial contribution to the accomplishment of the long-term strategic and financial objectives of the organization are eligible to participate. Target incentive opportunity is established as a percentage of the three-year average salary range midpoint and is based on job level and potential impact on organization results.

     LTIP payouts were based entirely on the achievement of financial objectives. These financial objectives related to the LTD and the LDD. The Cellular Division was acquired with the Merger and was not included in the LTIP criteria for the three-year period from January 1, 1992 to December 31, 1994. Beginning with the performance period January 1, 1993 to December 31, 1995, the Cellular Division will be included in the LTIP. The relative weights assigned to the LTIP objectives depended on an executive's responsibilities with Sprint. The objectives for the LTD related to return on assets and earnings before interest, income taxes and depreciation as a percent of revenues. The objectives for the LDD related to net collectible revenue growth relative to market and cumulative operating income.

     The specific amounts of the LTIP payouts were determined by comparing actual financial results to the pre-established targets for each objective. The payout was also adjusted by a stock price factor under which the payout based on financial objectives as described above was multiplied by a fraction, the numerator of which was the market price of Sprint common stock on December 31, 1994 and the denominator of which was the market price on January 1, 1992. The three-year increase in price of Sprint common stock resulted in a multiplier of 118.7%

     Based on the financial results and the methodology described above, Mr. Peterson received a payout of 130.4% of target. The payout for Mr. Peterson was paid in restricted shares of Sprint common stock.

     Stock Options and Restricted Stock Grants. Stock option grants combined with LTIP comprise long-term incentive compensation awarded to executive officers of the Company. Total long-term incentive compensation is targeted at the 75th percentile of the comparison group. The Committee believes stock options encourage increased ownership of Sprint Common Stock by executive officers which, in turn, more closely aligns Shareowner and employee interests by focusing executives on long-term growth and profitability of Sprint and its Common Stock.

     The option price for shares of Sprint Common Stock issuable under stock option plans is 100% of the fair market value of the shares on the date of grant. In making option grants, the Committee does not consider the number of options already held by an executive. Grants of restricted stock have recently been made as consideration for certain executive officers to enter into noncompetition agreements. The number of restricted shares granted was determined in the discretion of the Committee.

     Deductibility of Compensation Under New Tax Law. Recently enacted federal income tax legislation has limited the deductibility, effective January 1, 1994, of compensation paid to the chief executive officer and the other four most highly compensated executive officers of a Company to $1 million per executive per year. None of the Company's executive officers is expected to exceed the deductibility limit in the foreseeable future. The Committee intends to take action necessary to preserve the deduction if the limitation is exceeded in future years.

                    Stewart Turley, Chairman
                         Donald J. Hall
                      Robert E. R. Huntley
                       Linda Koch Lorimer
                         Charles E. Rice


                 Independent Public Accountants

     The Board of Directors and shareowners of Sprint have voted to appoint Ernst & Young LLP as independent auditors to examine the financial statements of Sprint and its subsidiaries, including the Company, for 1994. Ernst & Young first examined the Company's financial statements in 1993. Representatives of Ernst & Young will not be present at the Annual Meeting, will not make a statement and will not be available to respond to questions.

     As a result of the Merger, Arthur Andersen LLP, which had been the Company's auditors for many years, was dismissed; however, Ernst & Young relied on the report of Arthur Andersen with respect to the 1992 consolidated financial statements of the Company in Ernst & Young's report on the Company's consolidated financial statements for each of the three years in the period ended December 31, 1994. Arthur Andersen's reports on the Company's consolidated financial statements for the 1992 fiscal year did not contain an adverse opinion or a disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope, or accounting principles. During 1992 and in any subsequent interim period preceding the dismissal of Arthur Andersen, there were no disagreements between the Company and Arthur Andersen on any matters of accounting principles or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference to the matter in their report.

                                  Other Matters

      The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned in this Information Statement.

                              Shares Entitled to Vote

     Shareowners of record at the close of business on September 21, 1995 are entitled to vote. At that date there were outstanding 2,250,000 shares of common stock, 151,278 shares of cumulative preferred stock and 31,642 shares of convertible junior preferred stock. Each share is entitled to one vote on each matter to be voted on at the meeting. All of the shares vote together as one class. The Company's Certificate of Incorporation provides that, except as otherwise expressly provided in the Certificate of Incorporation or by law, a quorum for the transaction of any business shall exist if a majority of the shares issued, outstanding and entitled to be voted upon such business are represented in person or by proxy at such meeting. It also provides that, except as otherwise expressly provided in the Certificate of Incorporation or by law, the affirmative vote of a majority of such quorum shall suffice to adopt any measure. Centel owns all of the common stock of the Company, which represents approximately 92.4% of the voting power. Centel intends to vote the common stock of the Company in favor of the election as Directors of the seven aforementioned nominees.
Under applicable Delaware law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. "Broker non-votes", which occur when brokers are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, are not counted for the purpose of determining the number of shares present in person or represented by proxy on a voting matter and have no effect on the outcome of the vote.

                                     Voting

     Shareowners may vote at the meeting by voting in person.


              Shareowner Proposals for the 1996 Annual Meeting

     Any Shareowner who desires to present a proposal at the 1996
Annual Meeting must submit it in writing to the Company, at the address set forth on the first page of this Information
Statement, a reasonable time before the meeting.


                                          By order of the Board of Directors
                                                  Marion W. O'Neill
                                                        Secretary